Exhibit 9(i) under Form N-1A
HubFA/Adm/csp

                                  AGREEMENT
                                     FOR
                               FUND ACCOUNTING,
                           ADMINISTRATIVE SERVICES
                                     AND
                         CUSTODY SERVICES PROCUREMENT


  AGREEMENT made as of             , 1996, by and between those investment
companies listed on Exhibit 1 as may be amended from time to time, having their principal office and place of business at Federated Investors Tower, Pittsburgh, PA 15222-3779 (the "Investment Company"), on behalf of the portfolios (individually referred to herein as a "Fund" and collectively as "Funds") of the Investment Company, and FEDERATED SERVICES COMPANY, a Pennsylvania Corporation, having its principal office and place of business at Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779, on behalf of itself and its subsidiaries (the "Company").
  WHEREAS, the Investment Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), with authorized and issued beneficial partnership interests ("Interest(s)");
  WHEREAS, the Fund is a Hub in a Hub and Spoke investment structure; and WHEREAS the Investment Company may desire to appoint the Company as fund accountant to provide fund accounting services (as herein defined) including certain pricing, accounting and recordkeeping services for each of the Funds, if so indicated on Exhibit 1, and the Company desires to accept such appointment; and

Error! Reference source not found.Error! Reference source not found.
  WHEREAS, the Investment Company may desire to appoint the Company as its administrator to provide it with administrative services (as herein defined), if so indicated on Exhibit 1, and the Company desires to accept such appointment; and
  WHEREAS, the Investment Company may desire to appoint the Company as its agent to select, negotiate and subcontract for custodian services, and the Company desires to accept such appointment; and
  WHEREAS, from time to time the Investment Company may desire and may instruct the Company to subcontract for the performance of certain of its duties and responsibilities hereunder to another agent (the "Agent").
  NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
SECTION ONE: FUND ACCOUNTING SERVICES.
ARTICLE 1. APPOINTMENT.
  The Investment Company hereby appoints the Company as its fund accountant to provide certain fund accounting services to the Funds for the period and on the terms set forth in this Agreement. The Company accepts such appointment and agrees to furnish the services set forth in Article 2 of this Agreement in return for the compensation set forth in Article 3 of this Agreement.
ARTICLE 2. THE COMPANY'S DUTIES.
  Subject to the supervision and control of the Investment Company's Board of Trustees ("Board"), the Company will assist the Investment Company with regard to fund accounting for the Investment Company, and/or the Funds, and in connection therewith undertakes to perform the following specific services:
  A. value each Interest in each Fund using, with respect to portfolio securities: primarily, market quotations, including the use of matrix pricing, supplied by the independent pricing services selected by the Company in consultation with the adviser (which includes any sub-advisers), or sources selected by the adviser, and reviewed by the Board; secondarily, if a designated pricing service does not provide a
Error! Reference source not found.Error! Reference source not found.
      price for a security which the Company believes should be readily available by market quotation, the Company may obtain a price by calling brokers designated by the investment adviser of the Fund holding the security, or if the adviser does not supply the names of such brokers, the Company will attempt on its own to find brokers to price those securities; thirdly, for securities for which no market price is readily available, the Pricing Committee of the Board will determine a fair value in good faith. Consistent with Rule 2a-4 of the 40 Act, estimates may be used where necessary or appropriate. The Company's obligations with regard to the prices received from outside pricing services and designated brokers or other outside sources, is to exercise reasonable care in the supervision of the pricing agent. The Company is not the guarantor of the securities prices received from such agents and the Company is not liable to the Fund for potential errors in valuing each Interest or calculating the value of the net assets of such Interests of such Fund when the calculations are based upon such prices. All of the above sources of prices used as described are deemed by the Company to be authorized sources of security prices. The Company provides daily to the adviser the securities prices used in calculating the value of the net assets of the Fund, for its use in preparing exception reports for those prices on which the adviser has comment. Further, upon receipt of the exception reports generated by the adviser, the Company diligently pursues communication regarding exception reports with the designated pricing agents.
  B.  calculate the net income of the Fund, if any;
  C. calculate realized capital gains or losses of the Fund, if any, resulting from the sale or disposition of its portfolio securities;
  D. determine the value of each Interest in the Fund on a book and tax basis, at the time and in the manner from time to time determined by the Board and as set forth in the Fund's offering document;

Error! Reference source not found.Error! Reference source not found.
  E. maintain the general ledger and other accounts, books and financial records of the Fund, as required under the applicable provisions of the Internal Revenue Code and Section 31(a) of the 1940 Act and the Rules thereunder in connection with the services provided by the Company;
  F. preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records to be maintained by Rule 31a-1 under the 1940 Act in connection with the services provided by the Company. The Company further agrees that all such records it maintains for the Investment Company are the property of the Investment Company and further agrees to surrender promptly to the Investment Company such records upon the Investment Company's request;
  G. at the request of the Investment Company, prepare various reports or other financial documents, in accordance with generally accepted accounting principles, as required by federal, state and other applicable laws and regulations; and
  H. such other similar services as may be reasonably requested by the Investment Company.
  The foregoing, along with any additional services that the Company shall agree in writing to perform for the Investment Company under this Section One, shall hereafter be referred to as "Fund Accounting Services."
ARTICLE 3. COMPENSATION AND ALLOCATION OF EXPENSES.
  A. The Funds will compensate the Company for Fund Accounting Services in accordance with the fees agreed upon from time to time between the parties hereto. Such fees do not include out-of-pocket disbursements of the Company for which the Funds shall reimburse the Company. Out-of-pocket disbursements shall include, but shall not be limited to, the items agreed upon between the parties from time to time.
  B. The Fund, and not the Company, shall bear the cost of: custodial expenses; membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing offering documents, reports and notices; administrative
Error! Reference source not found.Error! Reference source not found.
      expenses; interest on borrowed money; brokerage commissions; taxes and fees payable to federal, state and other governmental agencies; fees of Trustees of the Investment Company; independent auditors expenses; legal and audit department expenses billed to the Company for work performed related to the Investment Company or the Funds; law firm expenses; organizational expenses; or other expenses not specified in this Article 3 which may be properly payable by the Funds.
  C. The compensation and out-of-pocket expenses attributable to the Fund shall be accrued by the Fund and shall be paid to the Company no less frequently than monthly, and shall be paid daily upon request of the Company. The Company will maintain detailed information about the compensation and out-of-pocket expenses by Fund.
  D. Any schedule of compensation agreed to hereunder, as may be adjusted from time to time, shall be dated and signed by a duly authorized officer of the Investment Company and/or the Fund and a duly authorized officer of the Company.
  E. The fee for the period from the effective date of this Agreement with respect to a Fund to the end of the initial month shall be prorated according to the proportion that such period bears to the full month period. Upon any termination of this Agreement before the end of any month, the fee for such period shall be prorated according to the proportion which such period bears to the full month period. For purposes of determining fees payable to the Company, the value of Interests shall be computed at the time and in the manner specified in the Fund's offering document.
  F. The Company, in its sole discretion, may from time to time subcontract to, employ or associate itself with such person or persons as the Company may believe to be particularly suited to assist it in performing Fund Accounting Services under this Section One. Such person or persons may be affiliates of the Company, third-party service providers, or they may be officers and employees who are employed by both the Company and
Error! Reference source not found.Error! Reference source not found.
      the Investment Company; provided, however, that the Company shall be as fully responsible to each Fund for the acts and omissions of any such subcontractor as it is for its own acts and omissions. The compensation of such person or persons shall be paid by the Company, and no obligation shall be incurred on behalf of the Funds in such respect.
SECTION TWO: ADMINISTRATIVE SERVICES.
ARTICLE 4. APPOINTMENT
The Investment Company hereby appoints the Company as Administrator for the period and on the terms and conditions set forth in this Agreement. The Company accepts such appointment and agrees to furnish the services set forth in Article 5 of this Agreement in return for the compensation set forth in
Article 9 of this Agreement.
ARTICLE 5. THE COMPANY'S DUTIES.
  As Administrator, and subject to the supervision and control of the Board, and in accordance with Proper Instructions (as defined hereafter) from the Investment Company the Company will provide facilities, equipment, and personnel to carry out the following administrative services for operation of the business and affairs of the Investment Company and each of its portfolios:
  A.  Purchases
      (1) The Company shall receive from the owners of Interests ("Investors") or their administrators orders for the initial purchase of and subsequent investments in Interests ("Purchases"). The Company shall instruct the custodian of the Fund (the "Custodian") through appropriate documentation to accept prompt payment from the custodian of the Investor. The Company shall instruct the Custodian on a daily basis of the total amount of orders and payments expected to be delivered.
  B.  Full or Fractional Sale of  Interests
      (1) The Company shall receive from Investors or their administrators orders regarding the full or fractional sale of Interests and, if such requests comply with the procedures as may be described in the
Error! Reference source not found.Error! Reference source not found.
           Fund's offering document or set forth in Proper Instructions, deliver the appropriate instructions therefor to the Custodian.
      (2) At the appropriate time, Company will instruct the Custodian through appropriate documentation to pay, or cause to be paid, the proceeds from a full or fractional sale of Interests to the Investor's custodian bank in the manner instructed by the Investor, pursuant to procedures described in the then-current offering document of the Fund. The Company shall reconcile the orders and the amounts actually distributed by the Custodian on a daily basis with the Custodian and with the Investor or its designated agent.
      (3) If any request for the full or fractional sale of an Interest does not comply with the procedures for such a sale approved by the Fund, the Company shall promptly notify the Investor of such fact, together with the reason therefor, and shall effect such sale at the value applicable to the date and time of receipt of the documents necessary to comply with said procedures.
  C.  Recordkeeping
      (1) The Company shall record Purchases and provide such records to the Fund on a regular basis or upon reasonable request.
      (2) The Company shall establish and maintain records pursuant to applicable rules of the SEC relating to the services to be performed hereunder and in the form and manner as agreed to by the Fund to include a record for the Investor of the following:
           (a) Name, address and tax identification number (and whether such number has been certified);
           (b) Historical information regarding the Interests, including the date and value for all transactions;
           (c) Any correspondence relating to the current maintenance of the Interests.
       (3) The Company shall preserve any such records required to be maintained pursuant to Rule 31a-2 under the 1940 Act and Rule 31a-1
Error! Reference source not found.Error! Reference source not found.
           under the 1940 Act for the periods prescribed in said rules as specifically noted below. Such record retention shall be at the expense of the Company, and such records may be inspected by the Fund at reasonable times. The Company may, at its option at any time, and shall forthwith upon the Fund's demand, turn over to the Fund and cease to retain in the Company's files, records and documents created and maintained by the Company pursuant to this Agreement, which are no longer needed by the Company in performance of its services or for its protection. If not so turned over to the Fund, such records and documents will be retained by the Company for six years from the year of creation, during the first two of which such documents will be in readily accessible form. At the end of the six year period, such records and documents will either be turned over to the Fund or destroyed in accordance with Proper Instructions.
  D.  Transaction Register
           The Company shall furnish to the Fund periodically a copy of the transaction register and such other information as may be agreed upon from time to time.
  E.  Other Duties
      In addition to, and not in lieu of the services set forth above, the Company shall:
           (1) prepare, file, and maintain the Investment Company's governing documents and any amendments thereto, including the Charter (which has already been prepared and filed), the By-laws and minutes of meetings of the Board and Investors;
           (2) prepare and file with the Securities and Exchange Commission the registration statements for the Fund and all amendments thereto, reports to regulatory authorities and Investors, offering documents, proxy and/or information statements, and

Error! Reference source not found.Error! Reference source not found.
                such other documents all as may be necessary to enable the Investment Company to make a private offering of its shares;
           (3) prepare, negotiate, and administer contracts on behalf of the Investment Company with, among others, the Investment Company's, investment advisers or placement agents, subject to any applicable restrictions of the Board or the 1940 Act.
           (4)  prepare and file Funds' tax returns;
           (5) coordinate the layout and printing of publicly disseminated offering documents and reports;
           (6) perform internal audit examinations in accordance with a charter to be adopted by the Company and the Investment Company;
           (7) assist with the design, development, and operation of the Investment Company and the Funds;
           (8) provide individuals reasonably acceptable to the Board for nomination, appointment, or election as officers of the Investment Company and the Funds, who will be responsible for the management of certain of the Investment Company's and the Fund's affairs as determined by the Board;
           (9) consult with the Fund and its Board on matters concerning the Fund and its affairs.
           (10) maintain all identification and of record information for Investors; communicate to the Investors financial reports, Form K-1, other required tax reports and offering documents of the Fund.
           (11) answer correspondence from the Investors relating to the duties described above and such other correspondence as may from time to time be addressed to the Company;
  The foregoing, along with any additional services that the Company shall agree in writing to perform for the Fund under this Section Two, shall hereafter be referred to as "Administrative Services."
Error! Reference source not found.Error! Reference source not found.
ARTICLE 6.  RECORDS.
  The Company shall create and maintain all necessary books and records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the Investment Company act of 1940 and the rules thereunder, as the same may be amended from time to time, pertaining to the Administrative Services performed by it and not otherwise created and maintained by another party pursuant to contract with the Investment Company. Where applicable, such records shall be maintained by the Company for the periods and in the places required by Rule 31a-2 under the 1940 Act. The books and records pertaining to the Investment Company which are in the possession of the Company shall be the property of the Fund. The Investment Company, or the Investment Company's authorized representatives, shall have access to such books and records at all times during the Company `s normal business hours. Upon the reasonable request of the Investment Company, copies of any such books and records shall be provided promptly by the Company to the Investment Company or the Investment Company's authorized representatives.
ARTICLE 7. DUTIES OF THE FUND.
  The Fund assumes full responsibility for the preparation, contents and distribution of its own offering document and for complying with all applicable requirements the 1940 Act, the Internal Revenue Code, and any other laws, rules and regulations of government authorities having jurisdiction.
ARTICLE 8.  EXPENSES.
  The Company shall be responsible for expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Administrative Services to the Fund, including the compensation of the Company employees who serve as or officers of the Fund. The Fund shall be responsible for all other expenses incurred by the Company on behalf of the Fund, including without limitation postage and courier expenses, printing expenses, travel expenses, registration fees, filing fees, fees of outside counsel and independent auditors or other professional services, Error! Reference source not found.Error! Reference source not found. organizational expenses, insurance premiums, fees payable to persons who are not the Company employees, trade association dues, and other expenses properly payable by the Funds and/or Classes.
ARTICLE 9.  COMPENSATION.
  For the Administrative Services provided, the Investment Company hereby agrees to pay and the Company hereby agrees to accept as full compensation for its services rendered hereunder an administrative fee at an annual rate per portfolio of the Investment Company's shares as specified below.
     The compensation and out-of-pocket expenses attributable to the Fund shall be accrued by the Fund and shall be paid to the Company no less frequently than monthly, and shall be paid daily upon request of the Company. The Company will maintain detailed information about the compensation and out-of-pocket expenses by the Fund.



          MAX. ADMIN.       AVERAGE DAILY NET ASSETS
             FEE                OF THE FUND
            .050 %              $0-1 Billion
            .045 %              $1-2 Billion
            .040 %              $2-3 Billion
            .025 %              $3-4 Billion
            .010 %              $4-5 Billion
            .005 %              $5+  Billion

  (Average Daily Net Asset break-points are on a per Hub Fund basis.)
  However, in no event shall the administrative fee received during any year of the Agreement be less than, or be paid at a rate less than would aggregate $60,000 per Fund. The minimum fee set forth above in this Article 9 may increase annually upon each March 1 anniversary of this Agreement over the minimum fee during the prior 12 months, as calculated under this agreement, in Error! Reference source not found.Error! Reference source not found.
an amount equal to the increase in Pennsylvania Consumer Price Index (not to exceed 6% annually) as last reported by the U.S. Bureau of Labor Statistics for the twelve months immediately preceding such anniversary.

ARTICLE 10.  RESPONSIBILITY OF ADMINISTRATOR.
  A. The Company shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. The Company shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Any person, even though also an officer, director, trustee, partner, employee or agent of the Company, who may be or become an officer, director, trustee, partner, employee or agent of the Investment Company, shall be deemed, when rendering services to the Investment Company or acting on any business of the Investment Company (other than services or business in connection with the duties of the Company hereunder) to be rendering such services to or acting solely for the Investment Company and not as an officer, director, trustee, partner, employee or agent or one under the control or direction of the Company even though paid by the Company.
  B. The Company shall be kept indemnified by the Investment Company and be without liability for any action taken or thing done by it in performing the Administrative Services in accordance with the above standards. In order that the indemnification provisions contained in this Article 10 shall apply, however, it is understood that if in any case the Investment Company may be asked to indemnify or save the Company harmless, the Investment Company shall be fully and promptly advised of
Error! Reference source not found.Error! Reference source not found.
      all pertinent facts concerning the situation in question, and it is further understood that the Company will use all reasonable care to identify and notify the Investment Company promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Investment Company. The Investment Company shall have the option to defend the Company against any claim which may be the subject of this indemnification. In the event that the Investment Company so elects, it will so notify the Company and thereupon the Investment Company shall take over complete defense of the claim, and the Company shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Article. The Company shall in no case confess any claim or make any compromise in any case in which the Investment Company will be asked to indemnify the Company except with the Investment Company's written consent.
SECTION THREE: CUSTODY SERVICES PROCUREMENT.
ARTICLE 11.    APPOINTMENT.
  The Investment Company hereby appoints Company as its agent to evaluate and obtain custody services from a financial institution that (i) meets the criteria established in Section 17(f) of the 1940 Act and (ii) has been approved by the Board as eligible for selection by the Company as a custodian (the "Eligible Custodian"). The Company accepts such appointment.
ARTICLE 12.    THE COMPANY AND ITS DUTIES.
  Subject to the review, supervision and control of the Board, the Company shall:
  A. evaluate and obtain custody services from a financial institution that meets the criteria established in Section 17(f) of the 1940 Act and has been approved by the Board as being eligible for selection by the Company as an Eligible Custodian;
  B. negotiate and enter into agreements with Eligible Custodians for the benefit of the Investment Company, with the Investment Company as a party
Error! Reference source not found.Error! Reference source not found.
     to each such agreement. The Company may, as paying agent, be a party to any agreement with any such Eligible Custodian;
  C. establish procedures to continuously monitor the nature and the quality of services provided by Eligible Custodians;
  D. monitor and evaluate the nature and the quality of the custodial services provided by Eligible Custodians;
  E. periodically provide to the Investment Company (i)written reports on the activities and services of Eligible Custodians; (ii)the nature and amount of disbursements made on account of each Fund with respect to each custodial agreement; and (iii)such other information as the Board shall reasonably request to enable it to fulfill its duties and obligations under Sections 17(f) and 36(b) of the 1940 Act and other duties and obligations thereof; and
  F. periodically provide recommendations to the Board to enhance Eligible Custodian's customer services capabilities and improve upon fees being charged to the Fund by Eligible Custodian.
  The foregoing, along with any additional services that Company shall agree in writing to perform for the Fund under this Section Three, shall hereafter be referred to as "Custody Services Procurement."
ARTICLE 13.    FEES AND EXPENSES.
  A.  Annual Fee
      For the performance by the Company of Custody Services Procurement pursuant to Section Three of this Agreement, the Investment Company and/or the Fund agree to compensate the Company in accordance with the fees agreed upon from time to time.
  B.  Reimbursements
      In addition to the fee paid under Article 13A above, the Investment Company and/or Fund agree to reimburse the Company for out-of-pocket expenses or advances incurred by the Company for the items agreed upon between the parties, as may be added to or amended from time to time. In addition, any other expenses incurred by the Company at the request or
Error! Reference source not found.Error! Reference source not found.
      with the consent of the Investment Company and/or the Fund, will be reimbursed by the appropriate Fund.
  C.  Payment
      The compensation and out-of-pocket expenses shall be accrued by the Fund and shall be paid to the Company no less frequently than monthly, and shall be paid daily upon request of the Company. The Company will maintain detailed information about the compensation and out-of-pocket expenses by Fund.
  D. Any schedule of compensation agreed to hereunder, as may be adjusted from time to time, shall be dated and signed by a duly authorized officer of the Investment Company and/or the Funds and a duly authorized officer of the Company.
ARTICLE 14.    REPRESENTATIONS.
  The Company represents and warrants that it has obtained all required approvals from all government or regulatory authorities necessary to enter into this arrangement and to provide the services contemplated in Section Three of this Agreement.
SECTION FOUR: GENERAL PROVISIONS.
ARTICLE 15. PROPER INSTRUCTIONS.
  As used throughout this Agreement, a "Proper Instruction" means a writing signed or initialed by one or more person or persons as the Board shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved. Oral instructions will be deemed to be Proper Instructions if (a) the Company reasonably believes them to have been given by a person previously authorized in Proper Instructions to give such instructions with respect to the transaction involved, and (b) the Investment Company, or the Fund, and the Company promptly cause such oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Investment Company, or the Fund, and the Company are

Error! Reference source not found.Error! Reference source not found.
satisfied that such procedures afford adequate safeguards for the Fund's assets. Proper Instructions may only be amended in writing.
ARTICLE 16. ASSIGNMENT.
  Except as provided below, neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by either party without the written consent of the other party.
  A. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.
  B. With regard to Fund Accounting Services, Administrative Services and Custody Procurement Services, the Company may without further consent on the part of the Investment Company subcontract for the performance of such services with Federated Administrative Services, a wholly-owned subsidiary of the Company.
  C. The Company shall upon instruction from the Investment Company subcontract for the performance of services under this Agreement with an Agent selected by the Investment Company, other than as described in B. above; provided, however, that the Company shall in no way be responsible to the Investment Company for the acts and omissions of the Agent.
ARTICLE 17. DOCUMENTS.
  A. In connection with the appointment of the Company under this Agreement, the Investment Company shall file with the Company the following documents relating to it:
      (1)  a copy of its Charter and By-Laws and all amendments thereto;
      (2)  a copy of the resolution of its Board authorizing this Agreement;
      (3)  all documents relating to the Fund or Investor accounts; and
      (4)  a copy of its current offering document.
  B. The Investment Company will also furnish from time to time the following documents relating to it:
      (1) a resolution of its Board authorizing the original offering of its Interests;

Error! Reference source not found.Error! Reference source not found.
      (2) a Registration Statement filed with the SEC and amendments thereof and orders relating thereto in effect with respect to the sale of its Interests;
      (3) a certified copy of each amendment to the governing document and the By-Laws of the Investment Company;
      (4) certified copies of each vote of the Board authorizing persons to give Proper Instructions;
       (5) such other documents or opinions which the Company may, in its discretion, deem necessary or appropriate in the proper performance of its duties; and
      (6)  revisions to the offering document for each Fund.
ARTICLE 18. REPRESENTATIONS AND WARRANTIES.
  A.  Representations and Warranties of the Company
      The Company represents and warrants to the Fund that:
      (1) it is a corporation duly organized and existing and in good standing under the laws of the Commonwealth of Pennsylvania;
      (2) it is duly qualified to carry on its business in the Commonwealth of Pennsylvania;
      (3) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;
      (4) all requisite corporate proceedings have been taken to authorize it to enter into and perform its obligations under this Agreement;
      (5) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;
      (6) it is in compliance with federal securities law requirements and in good standing as an administrator and fund accountant; and
      (7) it has obtained all required approvals from all government or regulatory authorities necessary to enter into this arrangement and to provide the services contemplated herein.
  B.  Representations and Warranties of the Investment Company
Error! Reference source not found.Error! Reference source not found.
      The Investment Company represents and warrants to the Company that:
      (1) it is an investment company duly organized and existing and in good standing under the laws of its state of organization;
      (2) it is empowered under applicable laws and by its Charter and By-Laws to enter into and perform its obligations under this Agreement;
      (3) all corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform its obligations under this Agreement; and
      (4)  it is an open-end investment company registered under the 1940 Act.
ARTICLE 19. STANDARD OF CARE AND INDEMNIFICATION.
  A.  Standard of Care
      With regard to sections One and Three, the Company shall be held to a standard of reasonable care in carrying out the provisions of this Agreement. The Company shall be entitled to rely on and may act upon advice of Fund counsel on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice, provided that such action is not in violation of applicable federal or state laws or regulations, and is in good faith and without negligence.
  B.  Indemnification by the Investment Company
      The Company shall not be responsible for and the Investment Company or Fund shall indemnify and hold the Company, including its officers, directors, shareholders and their agents employees and affiliates, harmless against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:
      (1) the acts or omissions of any Custodian, adviser, sub-adviser or other party contracted by or approved by the Investment Company;
      (2) the reliance on or use by the Company or its agents or subcontractors of information, records and documents in proper form which
Error! Reference source not found.Error! Reference source not found.
           (a) are received by the Company or its agents or subcontractors and furnished to it by or on behalf of the Fund, or its Investors regarding account information, the purchase, sale, redemption or transfer of Interests;
           (b)  are received by the Company from independent pricing services or sources for use in valuing the Interests of the Fund;
           (c)  are received by the Company or its agents or subcontractors from Advisers, Sub-advisers or other third parties contracted by or approved by such Fund for use in the performance of services under this Agreement; or
           (d) have been prepared and/or maintained by the Fund or its affiliates or any other person or firm on behalf of the Investment Company.
      (3) the reliance on, or the carrying out by the Company or its agents or subcontractors of Proper Instructions of the Investment Company or the Fund; or
      (4) the offer or sale of Interests in violation of any requirement under the federal securities laws or regulations; or in violation of any stop order or other determination or ruling by any federal agency respect to the offer or sale of such Interest.
           Provided, however, that the Company shall not be protected by this
           Article 19.B. from liability for any act or omission resulting from the Company's willful misfeasance, bad faith, negligence or reckless disregard of its duties of failure to meet the standard of care set forth in 19.A. above.
  C.  Reliance
      At any time the Company may apply to any officer of the Investment Company or Fund for instructions for matters relating to the Investment Company or Fund, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Company under this Agreement, and the Company and its agents or
Error! Reference source not found.Error! Reference source not found.
      subcontractors shall not be liable and shall be indemnified by the Investment Company or the appropriate Fund for any action reasonably taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel provided such action is not in violation of applicable federal laws or regulations.
  D.  Notification
      In order that the indemnification provisions contained in this Article 19 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.
ARTICLE 20. TERM AND TERMINATION OF AGREEMENT.
  This Agreement shall be effective from March 1, 1996 and shall continue until February 28, 2003 (`Term"). Thereafter, the Agreement will continue for 18 month terms. The Agreement can be terminated by either party upon 18 months notice to be effective as of the end of such 18 month period. In the event, however, of willful misfeasance, bad faith, negligence or reckless disregard of its duties by the Company, the Investment Company has the right to terminate the Agreement upon 60 days written notice, if Company has not cured such willful misfeasance, bad faith, negligence or reckless disregard of its duties within 60 days. The termination date for all original or after-added Investment companies which are, or become, a party to this Agreement. shall be coterminous. Investment Companies that merge or dissolve during the Term, shall cease to be a party on the effective date of such merger or dissolution.
Error! Reference source not found.Error! Reference source not found.
  Should the Investment Company exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and materials will be borne by the Investment Company or the appropriate Fund. Additionally, the Company reserves the right to charge for any other reasonable expenses associated with such termination. The provisions of Article 10 and Article 19 shall survive the termination of this Agreement.
ARTICLE 21. AMENDMENT.
  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by a written agreement executed by both parties.
ARTICLE 22. INTERPRETIVE AND ADDITIONAL PROVISIONS.
  In connection with the operation of this Agreement, the Company and the Investment Company may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal regulations or any provision of the organizational documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.
ARTICLE 23. GOVERNING LAW.
  This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.
ARTICLE 24. NOTICES.
  Except as otherwise specifically provided herein, notices and other writings delivered or mailed postage prepaid to the Investment Company at Federated Investors Tower, Pittsburgh, Pennsylvania, 15222-3779, or to the Company at Federated Investors Tower, Pittsburgh, Pennsylvania, 15222-3779, or to such other address as the Investment Company or the Company may hereafter specify, shall be deemed to have been properly delivered or given hereunder to the respective address.
Error! Reference source not found.Error! Reference source not found.
ARTICLE 25. COUNTERPARTS.
  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.
ARTICLE 26. LIMITATIONS OF LIABILITY OF DIRECTORS AND SHAREHOLDERS OF
              THE COMPANY.
  The execution and delivery of this Agreement have been authorized by the Directors of the Company and signed by an authorized officer of the Company, acting as such, and neither such authorization by such Directors nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Directors or Shareholders of the Company, but bind only the property of the Company as provided in the Articles of Incorporation.
ARTICLE 27. MERGER OF AGREEMENT.
  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.
ARTICLE 28. SUCCESSOR AGENT.
  If a successor agent shall be appointed by the Investment Company, the Company shall upon termination of this Agreement deliver to such successor agent at the office of the Company all properties of the Fund held by it hereunder. If no such successor agent shall be appointed, the Company shall at its office upon receipt of Proper Instructions deliver such properties in accordance with such instructions.
  With regard to Section One, in the event that no written order designating a successor agent or Proper Instructions shall have been delivered to the Company on or before the date when such termination shall become effective, then the Company shall have the right to deliver to a bank or trust company, which is a "bank" as defined in the 1940 Act, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $2,000,000, all properties held by the Error! Reference source not found.Error! Reference source not found.
Company under this Agreement. Thereafter, such bank or trust company shall be the successor of the Company under this Agreement.
ARTICLE 29. FORCE MAJEURE.
  The Company shall have no liability for cessation of services hereunder or any damages resulting therefrom to the Investment Company or the Fund as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance.
 ARTICLE 30. ASSIGNMENT; SUCCESSORS.
  Either party may assign all of or a substantial portion of its business to a successor, or to a party controlling, controlled by, or under common control with such party. Nothing in this Article 30 shall prevent the Company from delegating its responsibilities to another entity to the extent provided herein.
ARTICLE 31. SEVERABILITY.
  In the event any provision of this Agreement is held illegal, void or unenforceable, the balance shall remain in effect.
ARTICLE 32. LIMITATIONS OF LIABILITY OF TRUSTEES AND INVESTORS OF
              THE INVESTMENT COMPANY.
  The execution and delivery of this Agreement have been authorized by the Trustees of Investment Company and signed by an authorized officer of the Investment Company, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon the Trustees, the Fund or Investors, but bind only the appropriate property of the Investment Company, as provided in the Declaration of Trust.




Error! Reference source not found.Error! Reference source not found.
  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.


ATTEST:                            FEDERATED INVESTMENT PORTFOLIOS

                                   By:
John W. McGonigle                  John F. Donahue
Secretary                          Chairman

ATTEST:                            FEDERATED SERVICES COMPANY

                                   By:
Thomas J. Ward                     James J. Dolan
Secretary                          President















Error! Reference source not found.Error! Reference source not found.


                                  EXHIBIT 1
CONTRACT
DATE                INVESTMENT COMPANY                 SERVICES
                         Portfolios                    Sections:
                              Classes

                    Federated Investment Portfolios
                                                       Bond Index Portfolio
                    1,2,3,4